EXHIBIT 10.49

February 12, 2025

Joseph Christina
via email

Dear Joe,

Here at Noodles & Company, we have one mission: To Always Nourish and Inspire Every Team Member, Guest, and Community We Serve. You’ve inspired us, which is why we’d like to offer you a place at our table. Below are the specifics of our offer:

•Your title is President and Chief Operating Officer.
•Your start date will be February 24, 2025.
•You will report to Drew Madsen, Chief Executive Officer.
•We would like to offer you a bi-weekly salary of $17,307.69 ($450,000.00 annualized), minus all obligatory withholdings.
•You will have a bonus target of 75% of your annualized salary, pro-rated based on time in role during fiscal 2025. The terms of the bonus plan are subject to change, and you must still be an employee when the bonus is paid out.
•You will be eligible for an annual merit review for fiscal 2025, effective in 2026 as long as you remain employed with Noodles & Company, which may be pro-rated based on your time in position. The review might lead to an increase in your compensation and is tied to your annual performance review and performance criteria.
•We want you to have a continued stake in our success. As an inducement to join Noodles & Company, you will receive an initial grant as soon as is practicable after your start date of 160,000 restricted stock units that vest over 4 years, with 25% vesting each year.
•In addition, beginning in 2026, you will be eligible to receive approved equity grants during our annual grant process, typically May of each year but subject to change. While these grants are subject to change as directed by the Compensation Committee of the company, your anticipated annual grant is currently $400,000, to be comprised of 60% performance-based stock units and 40% restricted stock units. All grants are awarded at a stock price approved by the Compensation Committee. The terms of this plan and the amount and features of your annual grants are subject to change, and you must still be employed when the grants are issued.
•Noodles & Company offers a variety of benefits for you, your spouse or domestic partner, and your family. Please refer to the 2024-2025 Employee Benefits Summary included with this letter for additional information. You will be able to enroll for your benefits online via Workday. If you choose to enroll, your benefits will be effective on the 1st of the month following 30 days from your start date. Employee health premiums are deducted from each bi-weekly paycheck on a pre-tax basis. Please note the deadline for benefits enrollment is 31 days from your new hire date.

•You will be eligible for the company’s technology allowance, which is currently $100/month, paid via payroll with applicable deductions withheld.
•Note that all benefits offered are subject to change.

This offer is contingent upon the successful results of a background and reference check. You understand that the terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The Company reserves the right to amend the bonus and benefits plans as necessary.

We look forward to having you join us. If you have any questions, please do not hesitate to contact me at 720-617-7544.

Sincerely,

/s/ JENNILEE CHILDS
Jennilee Childs
Vice President, Human Resources

Please sign below to accept this offer, then scan and email to jchilds@noodles.com. Please keep a copy for your personal files.

Signature: /s/ JOSEPH CHRISTINA                 Date: February 12, 2025
2